Exhibit 10.12

The PNC Financial Services Group, Inc.

Directors Deferred Compensation Plan

(As amended and restated effective April 27, 2004)

Purpose and Eligibility

The purpose of The PNC Financial Services Group, Inc. (PNC) Directors Deferred Compensation Plan (Plan) is to provide a vehicle for each non-officer member (Director) of PNC’s Board of Directors (collectively, the Board) to defer receipt of retainer and meeting fees (collectively referred to hereafter as Compensation) to be earned for services to be performed as a Director. For purposes of this Plan, the plan year will commence on January 1 and end on December 31 (Plan Year).

Deferral of Compensation

Deferral of Compensation will be effected by completing the then current Plan agreement (Agreement), which must be signed and dated by the Director and delivered to the PNC Corporate Secretary or his or her assistant (Delivered or Delivery). Compensation will not be deferred until the next subsequent Plan Year after Delivery, or, in the case of a newly elected or appointed Director or the initial offer to defer compensation upon adoption of the Plan by the Board, Compensation will be deferred immediately provided that the Director’s Agreement is Delivered within 30 days after election, appointment or Plan adoption, respectively. Once an Agreement has been Delivered, the deferral election will be irrevocable for the next succeeding calendar year and, unless revoked in writing or superseded by a new election effective for calendar years after the year in which such revocation or new election is Delivered, will continue in effect for each calendar year thereafter. Each Director whose Agreement is Delivered is hereinafter referred to as a Participant.

Deferral Accounts

Upon Delivery, PNC will establish on its books an unfunded deferred Compensation account in the name of the Participant (Account). Compensation will be credited to the Account on the date (Payment Date) that it would otherwise be payable to the Participant had he or she not elected to defer all or a portion of the Compensation.

Elections

The Agreement form will provide each Participant with the ability to elect or designate: (i) a percentage of Compensation or absolute dollar amount, in an amount not less than ten thousand dollars ($10,000.00), to be deferred (the Plan does not enable a Participant to elect a different deferral percentage for each of the retainer and meeting fees) (Fee Election); (ii) an investment vehicle for the balance in the Account (Investment

Election); (iii) the event or date when Compensation and any investment amounts credited thereon will be paid out and whether the payout will be in a lump sum or in a designated number of annual installments (not to exceed ten (10) annual installments) (Payment Election); and (iv) a beneficiary to receive unpaid amounts in the Participant’s Account, if any, in the event of Participant’s death (Beneficiary Designation). In the event that a Participant designates his or her spouse as the beneficiary to receive such unpaid amounts and the spouse dies before the payment of all amounts in the Participant’s Account, the spouse’s estate will be entitled to receive such unpaid amounts, absent an amended Beneficiary Designation submitted by the Participant.

Investment Options

The amount credited to a Participant’s Account will be based on one of the following two investment options:

PNC Stock Investment Option	the value of which on any given date will be the then market value of (i) the number of shares (including fractional shares) of PNC common stock (phantom shares) that could have been purchased at market value with the deferred Compensation on the Payment Date, (ii) plus a number of phantom shares equal to the number of shares (including fractional shares) of PNC common stock that could have been purchased had all cash dividends (and, unless otherwise determined by the Nominating and Governance Committee of the Board (Committee) in its sole discretion, the cash value of any dividends payable in any other property, other than PNC common stock) that would have been paid on a number of shares of PNC common stock equal to the then aggregate number of phantom shares described in clause (i) and this clause (ii) been used to purchase additional shares of PNC common stock at market value on each dividend payment date. Market value on all dates will mean the closing price of PNC common stock on the New York Stock Exchange Composite transactions tape on the applicable date, or if none, on the latest date prior to the applicable date for which there was a closing price for such stock.

PNC Interest Rate Option	the value of which will be determined by (i) the amount of the deferred Compensation in the PNC Interest Rate Option portion of the Account, plus (ii) the aggregate of all investment amounts on such portion of the Account, where each quarter there is credited to the Account an investment amount equal to the balance of such portion of the Account at the end of the calendar quarter (including in such balance all previously credited investment amounts and all previous deferrals plus deferred Compensation amounts added during or at the end of the quarter) times a rate equal to the 10-year U.S. Treasury Note rate reported in the Wall Street Journal for the last week of the previous calendar quarter (converted to a quarterly rate), or such similar rate as may be selected by the Administration Committee of the PNC Incentive Savings Plan if there is no such 10-year U.S. Treasury Note rate at that time.

Adjustment Provisions for the PNC Stock Investment Option Investment Vehicle

If there is a dividend on PNC common stock that is payable in PNC common stock, then, unless otherwise determined by the Committee in its sole discretion, there will be added, as of the dividend payment date, to the number of phantom shares used in the calculation of the value of the portion of a Participant’s Account using the PNC Stock Investment Option, a number of phantom shares (including fractional shares, even if fractional shares would not have been issuable) equal to the number of shares of PNC common stock that would have been issued to a shareholder who held, on the record date, a number of shares of PNC common stock equal in number to the shares of phantom stock credited to the Participant’s Account as of that date.

If the PNC common stock is changed into a different number or class of shares of stock of PNC or another corporation, or into cash or other property, or into a combination thereof, through a corporate transaction (including without limitation a stock split, spin-off, split-off, recapitalization, merger, consolidation, or reorganization of or by the Corporation (each, a Corporate Transaction)), then the phantom stock credited to a Participant’s Account will be subject to such adjustments, if any, in number, class or otherwise as the Committee in its sole discretion deems appropriate to reflect such Corporate Transaction or Transactions, including without limitation converting the phantom stock credited to a Participant’s Account into a notional equivalent cash balance equal to the value of the consideration that would have been received by a shareholder who held a number of shares of PNC common stock equal in number to the shares of phantom stock credited to the Participant’s Account at that time, with said notional equivalent cash balance thereafter being treated as a deferred amount with a value based on the PNC Interest Rate Option.

Default Elections

Failure to complete the Agreement will not void a Participant’s election to defer all or a portion of his or her Compensation provided that the Agreement is Delivered. However, in the event that one or more of the four categories is not chosen by the Participant, then the following default elections or designation for such incomplete category or categories will be deemed to have been made:

Fee Election	100% deferral of Compensation;

Investment Election	PNC Stock Investment Option;

Payment Election	Lump-sum payment upon retirement from the Board; and

Beneficiary Election	The Participant’s surviving spouse, or if none, his or her legal representative.

Amendment/Termination By Participant

A Participant may amend or terminate his or her elections or designation at any time upon completing the appropriate provisions of the Agreement, signing and dating it, and submitting it to the PNC Corporate Secretary or his or her assistant. Such amendment or termination is subject to the following:

Fee Election	Amendments to the percentage level of Compensation to be deferred or termination of deferral will not be effective until January 1 of the next subsequent Plan Year.

Investment Election	Amendments will not be effective until the next subsequent Valuation Date (as defined below), which will also be the date that the balance(s) in the Account will be calculated. A Participant who retires from the Board and who has a balance in his or her Account may amend (or his or her Designated Beneficiary may amend) his or her Investment Election, but no more often than once per year.

Payment Election	Amendments will be effective on the next subsequent Payment Date. Except as provided below, such amendment will only apply to Compensation earned and credited

(plus the amount that would have been earned had such Compensation been invested in accordance with the related Investment Election) to the Participant’s Account after the effective date of the amendment. The balance in the Account immediately prior to the effective date of the Payment Election will be paid in accordance with the prior Payment Election or Elections.

Beneficiary Designation	Effective upon receipt of a properly amended Agreement by the PNC Corporate Secretary or his or her assistant.

Account Statements

No later than January 31, April 30, July 31 and October 31 of each year, a statement of account will be sent to each Participant with a balance in his or her Account listing the aggregate amount of Compensation in the Account plus the aggregate investment amount credited thereto as of December 31, March 31, June 30 and September 30 (Valuation Date), respectively. If any such Valuation Date is not a date on which the New York Stock Exchange is open for business, then the Valuation Date will be the next preceding date on which the Exchange was open for business.

Payment of Deferred Amounts

All payments from an Account will be made solely in cash. Payment will commence on or before thirty (30) days after the Valuation Date immediately following the designated date or the date that the designated event occurs, and the amount to be paid will be based on the Account balance on such Valuation Date. If a Participant elects the equal annual installment payment option, the amount of each installment to be paid will be determined by dividing the balance in the Account by the number of installments remaining to be paid. The balance in an Account subject to installment payouts will continue to be credited with additional investment amounts in accordance with the applicable Investment Election or Elections. In the event of the death or disability of a Participant, the Nominating and Corporate Governance Committee of the Board may accelerate the payment of any installment or lump sum payment because of hardship or other circumstances deemed in the sole discretion of such Committee to warrant such acceleration.

Notwithstanding the foregoing: (i) at any time earlier than 12 months prior to the date on which a payment of all or a portion of an Account would be payable, a Participant may elect to extend the deferral of all or his or her Account, or of such portion of his or her Account as would otherwise be paid; and (ii) at any time earlier than 12 months prior to the date on which a payment of all or a portion of an Account would be payable, a

Participant may modify his or her prior Payment Election for the Account; provided that such modified Payment Date is on or after the earlier of the date that he or she expects to retire from the Board or reaches the age of seventy (70).

A Participant may at any time elect the payment, as soon as administratively practicable, of all of the balance of the Participant’s Account; provided, however, that, in each such instance, a six percent (6%) early withdrawal penalty will apply to the amount of the requested early withdrawal. A Participant who makes such an election will not be eligible to defer Compensation for two (2) years after the date of the payment election.

Unsecured Creditor

No assets of PNC will be segregated or earmarked with respect to Compensation and investment amounts (i.e., stock price appreciation, dividend equivalents and/or interest payments) credited to the Accounts, and the balances in such Accounts will constitute unsecured contractual obligations of PNC.

No Assignments

Unless otherwise required by law, balances in Participants’ Accounts may not be assigned, sold, transferred, alienated, pledged or encumbered nor may such balances be attached or otherwise subjected to legal process from Participants’ debts or other obligations.

Amendment or Termination of Plan

The Board or the Nominating and Governance Committee of the Board may amend or terminate the Plan without the consent of any Participant (or beneficiary); provided, however, that any amendment or termination will be of general application to all Participants (and beneficiaries) and will not, without the consent of the Participant (or beneficiary) adversely affect (i) any amount theretofore deferred or credited to the Participant’s (or beneficiary’s) Account, or (ii) the right of the Participant (or beneficiary) to receive all amounts credited to his or her Account; and provided, further, that notwithstanding any other provision of the Plan, unless otherwise determined by the Committee in its sole discretion, upon the occurrence of a Change in Control (as defined in the most recent stock options granted by PNC to any of its non-employee directors), (i) the Plan will automatically terminate, (ii) all phantom shares credited to Accounts under the Plan will be valued as of the time immediately prior to the Change in Control (which will be deemed to be the Valuation Date), and (iii) for each Account under the Plan with a balance outstanding at the time the Change in Control occurs, the entire balance of the Account will be paid out, in cash, to the Participant or beneficiary, as the case may be, as soon as administratively practicable, but no later than 30 days after the occurrence of the Change in Control.

General

The Nominating and Governance Committee, or any successor committee as determined by the Board, will be the Plan Administrator.

Any determinations made or actions taken by the Committee as Plan Administrator or pursuant to any other provision of the Plan will be made or taken by the Committee in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including without limitation Participants and their beneficiaries.

The provisions of the Plan will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to its conflict of laws provisions.